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EXHIBIT 12.    STATEMENT RE:  COMPUTATION OF RATIOS


                      BancWest Corporation and Subsidiaries
         Computation of Consolidated Ratios of Earnings to Fixed Charges


                                            THREE MONTHS ENDED MARCH 31,
                                           ------------------------------
                                             1999                 1998
                                           ---------            ---------
                                              (dollars in thousands)

Income before income taxes                 $  70,395            $  33,152
                                           ---------            ---------


Fixed charges:(1)
  Interest expense                           102,260               65,745
  Rental expense                               3,733                2,740
                                           ---------            ---------
                                             105,993               68,485
Less interest on deposits                     81,976               51,033
                                           ---------            ---------

   Net fixed charges                          24,017               17,452
                                           ---------            ---------

   Earnings, excluding
     interest on deposits                  $  94,412            $  50,604
                                           =========            =========

   Earnings, including
     interest on deposits                  $ 176,388            $ 101,637
                                           =========            =========

Ratio of earnings to fixed charges:

  Excluding interest on deposits                3.93X                2.90x

  Including interest on deposits                1.66X                1.48x



(1) For purposes of computing the consolidated ratios of earnings to fixed charges, earnings represent income before income taxes plus fixed charges. Fixed charges, excluding interest on deposits, include interest (other than on deposits), whether expensed or capitalized, and that portion of rental expense (generally one third) deemed representative of the interest factor. Fixed charges, including interest on deposits, consist of the foregoing items plus interest on deposits.